Exhibit 99.1

EFJ, Inc. Announces Third Quarter 2005 Results

Revenue, Income and Diluted Earnings Per Share Increase 35%, 104% and 76%, respectively

Irving, TX – November 1, 2005 – EFJ, Inc. (NASDAQ: EFJI) today announced its results for the third quarter of 2005 including revenue of $20.8 million, net income of $1.6 million and diluted earnings per share of $0.07.

For the 2005 third quarter, revenue increased $5.4 million or 35% from revenue of $15.4 million for the third quarter of 2004. Net income for the third quarter of 2005 increased $0.8 million to $1.6 million or 104% from net income of $0.8 million in the third quarter of 2004. Diluted earnings per share increased by 76% to $0.07, compared to $0.04 for the 2004 third quarter.

The company recorded a non-cash expense of $0.2 million, or $0.01 per share in the third quarter of 2005 and a non-cash benefit of $1.4 million or $0.08 per share in the third quarter of 2004, to reflect the variable accounting treatment of re-priced stock options. Excluding the impact of variable accounting of re-priced options, net income was $1.8 million or $0.08 per diluted share in the third quarter of 2005, compared to a net loss of $0.6 million or $0.04 loss per share in the third quarter of 2004.

For the first nine months of 2005 revenue was $64.8 million. This represents a 17% increase from revenue of $55.2 million for the same period in 2004. Net income for the first nine months of 2005 was $7.1 million or $0.36 per diluted share compared to net income of $2.3 million or $0.12 per diluted share for the same period in 2004. The company recorded a non-cash benefit of $0.3 million, or $0.02 per diluted share for the first nine months of 2005 and a non-cash expense of $0.9 million or $0.05 per diluted share for the first nine months of 2004 to reflect the variable accounting treatment of re-priced stock options.

Excluding the impact of variable accounting treatment of re-priced options, net income for the first nine months of 2005 was $6.8 million or $0.34 per diluted share compared to a net income $3.2 million or $0.17 per diluted share for the same period in 2004.

“Our backlog was $14.2 million at the end of the third quarter which was impacted by the timing of orders affected by a delay in certain federally funded projects being pushed out as a result of the effect of the storms in the gulf coast area in August and early September,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer. “For the first nine months of 2005, orders are 20% greater than they were for the same time period in 2004. We have received $20 million in new orders since the first of October,” Jalbert stated.

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“We saw solid improvement in our R&D expense during the third quarter of 2005 when compared to the previous two quarters of the year. Our private wireless communications segment revenues increased $5.9 million or 53% over the prior year and contributed 83% of our consolidated revenue in the third quarter. This business mix influence resulted in a consolidated gross margin of 44% for the third quarter of 2005. We continue to work on improving our cost of goods sold in our private wireless business segment targeting improvements in costs beginning in 2006,” stated Jalbert.

2005 Outlook

“We are increasing our 2005 annual earnings guidance today. We are anticipating diluted pro forma earnings per share between $0.60 and $0.63 on approximately 21.4 million diluted weighted average shares outstanding for 2005. Our consolidated revenues remain in the range of $95 to $100 million for 2005,” added Jalbert.

Conference Call and Web Cast

The Company announced on October 20, 2005 that it has scheduled an investor conference call for today, November 1, 2005, at 9:00 a.m. Eastern Time. The call will be available via 800-946-0786. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 Noon EST on Tuesday, November 1st and continuing until 12:00 Midnight Friday November 4, 2005. The replay number is 888-203-1112, and the reservation number is 5585495. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading wireless telecommunications solutions businesses. Recognized by BusinessWeek as one of the nation’s “Hot Growth” companies, EFJ, Inc. ranks 45th in the annual list of 100 Best Small Companies. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions and Transcrypt International, a leader in secure communication solutions. For more information, visit www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations on revenues, net income, gross margins and operating expenses. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the successful transfer of manufacturing to our outsource partners, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the successful integration of the Company’s RF module into its radio products, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Investor Relations contact:

Jim Stark, 972-819-0900

jstark@efji.com

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2005 and 2004

(Unaudited and in thousands, except share and per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
Revenues	$20,783	$15,430	$64,799	$55,245
Cost of sales	11,622	8,161	30,307	30,401

Gross profit	9,161	7,269	34,492	24,844

Operating expenses:
Research and development	2,668	2,572	11,061	7,842
Sales and marketing	2,451	2,709	7,737	7,045
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of $180 and $(340) for the three and nine months ended September 30, 2005, respectively, and $(1,425) and $886 for the three and nine months ended September 30, 2004, respectively; and facility relocation expenses of $0 and $909 for the three and nine months ending September 30, 2005, respectively, and $738 and $1,139 for the three and nine months ended September 30, 2004	2,634	1,221	8,850	7,580

Total operating expenses	7,753	6,502	27,648	22,467

Income from operations	1,408	767	6,844	2,377

Other income (expense)	(9)	34	(6)	29
Interest income	220	11	357	31
Interest expense	(16)	(28)	(54)	(119)

Income before income taxes	1,603	784	7,141	2,318

Income tax provision	—	—	—	—

Net income	$1,603	$784	$7,141	$2,318

Net income per share – Basic	$0.07	$0.04	$0.37	$0.13

Net income per share – Diluted	$0.07	$0.04	$0.36	$0.12

Weighted average common shares – Basic	21,382,815	17,887,457	19,423,717	17,779,443

Weighted average common shares – Diluted	21,663,671	18,672,301	19,779,760	18,784,281

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2005 and December 31, 2004

(in thousands, except share data)

	SEPTEMBER 30, 2005	DECEMBER 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,114	$9,484
Accounts receivable, net of allowance for returns and doubtful accounts of $166 and $256, respectively	17,942	18,296
Notes and other receivables	2,012	2,384
Cost in excess of billings on uncompleted contracts	1,856	1,638
Inventories	22,277	13,043
Deferred income taxes	3,000	3,000
Prepaid expenses	876	721

Total current assets	98,077	48,566

Property, plant and equipment, net	4,399	3,494
Deferred income taxes, net of current portion	11,000	11,000
Intangible assets, net	6,742	6,746
Other assets	213	513

TOTAL ASSETS	$120,431	$70,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Current portion of long-term debt obligations	103	126
Accounts payable	8,232	8,534
Billings in excess of cost on uncompleted contracts	432	1,250
Deferred revenue	905	1,185
Accrued expenses	5,511	6,171

Total current liabilities	15,183	17,266

Long-term debt obligations, net of current portion	—	68

TOTAL LIABILITIES	15,183	17,334

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 25,590,198 and 18,257,877 issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	256	183
Additional paid-in capital	148,508	103,459
Accumulated deficit	(43,516)	(50,657)

TOTAL STOCKHOLDERS’ EQUITY	105,248	52,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,431	$70,319

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